Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

VERSES AI INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Subordinate Voting shares, no par value	Other	1,326,741	(3)	$5.82	(1)	$7,721,633	$0.00015310	$1,182.18
Total Offering Amounts							$7,721,633		$1,182.18
Total Fee Offsets									–
Net Fee Due									$1,182.18

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the last sale price of the Registrant’s Class A Subordinate Voting shares (the “Class A Shares”) on the OTCQB Marketplace on August 27, 2025, which was $5.82 per share.

(2)

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional Class A Shares of the Registrant that become issuable under the Registrant’s Omnibus Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding Class A Shares.

(3)	Represents an aggregate of 1,326,741 additional Class A Shares available for issuance pursuant to awards to be granted under the Plan as a result of increases in the total number of outstanding Class A Shares.

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